EXHIBIT 99.1
In the United States Court of Federal Claims
No. 95-829C
(Filed: February 19, 2008)

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STERLING SAVINGS ASSOCIATION,	*
*
Plaintiff,	*	Winstar Damages Claim; Lost Profits;
	*	Replacement of Capital; Mitigation of
V.	*	Damages; “Wounded Bank”
	*	Damages; Compliance with Capital
THE UNITED STATES,	*	Requirements Absent the Breach.
*
Defendant.	*
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William D. Symmes, with whom were Leslie R. Weatherhead and William M. Symmes, Witherspoon, Kelley, Davenport & Toole, P.S., Spokane, Washington, for Plaintiff.
Elizabeth M. Hosford, with whom were Michael F. Hertz, Deputy Assistant Attorney General, Jeanne E. Davidson, Director, Kenneth M. Dintzer, Assistant Director, United States Department of Justice, Commercial Litigation Branch, Civil Division, Washington, D.C., Tarek Sawi, Timothy J. Abraham, Melinda H. Hart, Elizabeth A. Holt, William G. Kanellis, and Delisa Sanchez, Of Counsel, for Defendant.
OPINION AND ORDER
WHEELER, Judge.1
     In this Winstar case, the Court must determine the damages due Plaintiff from Congress’s passage of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, Pub. L. No. 101-73, 103 Stat. 183 (1989) (“FIRREA”). The legal theory in these

[1]	This case was transferred to Judge Thomas C. Wheeler on June 1, 2006, pursuant to Rule 40.1(b) of the Rules of the Court of Federal Claims.

cases is that FIRREA’s restrictions on the inclusion of goodwill in regulatory capital constitute a breach of the Government’s assistance agreement created when one thrift institution acquired another during the savings and loan industry crisis in the 1980s. See United States v. Winstar Corp., 518 U.S. 839 (1996). The present case arises from the acquisitions by Sterling Savings Association (“Sterling”) of three troubled thrifts in the State of Washington: (1) Lewis Federal Savings & Loan Association of Chehalis, WA (“Lewis Federal”) in 1985; (2) Tri-Cities Savings & Loan Association of Kennewick, WA (“Tri-Cities”) in 1988; and (3) Central Evergreen Federal Savings & Loan Association of Chehalis, WA (“Central Evergreen”) in 1988.
     In prior rulings on liability, our Court held that the Government breached its agreements with Sterling in the Lewis Federal and Tri-Cities transactions, Sterling Savings et al.v. United States, 53 Fed. Cl. 599 (2002), but that Sterling assumed the risk of regulatory change in its acquisition of Central Evergreen. Sterling Sav. Ass’n v. United States, 72 Fed. Cl. 404 (2006). The Court based its 2006 ruling on the Federal Circuit’s decision in Admiral Financial Corp. v. United States, 378 F.3d 1336, 1341 (Fed. Cir. 2004). The Court’s task, therefore, is to determine the damages due Sterling from the Government’s breach of the Lewis Federal and Tri-Cities agreements. Sterling claims $63.3 million in lost profits and “wounded bank” damages between 1989 and 2006. Sterling also presented an alternative claim for capital replacement costs. Defendant opposes these claims, but acknowledges liability for $900,204 in transaction costs that Sterling incurred in 1991 to replace the goodwill eliminated by FIRREA.
     The Court conducted a 14-day trial in Spokane, Washington from June 25 to July 13, 2007. The Court’s evidentiary record consists of the testimony of twenty-three witnesses, 672 exhibits, and 4,356 transcript pages. The parties filed post-trial briefs on September 21, 2007, and reply briefs on November 19, 2007. The Court heard closing arguments in Washington, D.C. on January 9, 2008.
     The fact witnesses at trial in order of appearance were: Harold Gilkey, Sterling’s Chief Executive Officer; James Faulstich, former President of the Federal Home Loan Bank of Seattle; John Harlow, President of Intervest Mortgage Investment Company, a Sterling subsidiary; former Sterling loan officers Cajer Neely and Gary Crithfield; Stephen Page, a Sterling vice president and chief loan officer; Rodney Barnett, a Sterling board member; Heidi Stanley, a Sterling senior vice president; Thomas Beil, a former Sterling loan officer; Daniel Byrne, Sterling’s Chief Financial Officer; David Welch, a financial consultant; Carol Friend, a former Office of Thrift Supervision (“OTS”) Assistant Director in the Seattle District; William Zuppe, Sterling’s President and Chief Operating Officer; John Potthast, an OTS regulator from the Seattle District; and Edwin Hedlund, former OTS Assistant Regional Director in the Seattle District.

     Each party also presented expert testimony. Plaintiff’s experts were Dr. William Conerly, Dr. Paul Horvitz, Paul Schott, and Dr. Christopher James. Defendant’s experts were Barefoot Bankhead, Joe Hargett, Dr. William Hamm, and Dr. Mukesh Bajaj.
     In brief summary, the Court finds that Sterling has been a superbly managed institution since its founding in 1983, and that Sterling saved the Government significant expense when it acquired the failing thrifts, Lewis Federal in 1985, and Tri-Cities in 1988. Sterling made these acquisitions with the Government’s encouragement, and in reliance upon the Government’s promises and assistance. Sterling likely would not have acquired Lewis Federal and Tri-Cities if it had known that Congress would enact FIRREA in 1989. Further, with the Court’s advantage of perfect hindsight, federal regulators at the OTS and the Federal Deposit Insurance Corporation (“FDIC”) over-supervised Sterling after FIRREA’s passage, imposing harsh and unnecessary restrictions on a model thrift. If the regulators simply had left Sterling alone to address the new capital requirements, the Court is confident that Sterling would have rebounded from FIRREA’s effects in short order. Indeed, Sterling had planned to raise capital in a 1989 public offering, but the offering had to be cancelled due to regulators’ concern that Sterling should not pay dividends on preferred stock. If this offering had gone forward, and if the regulators had exercised reasonable restraint, Sterling largely would have been unscathed by FIRREA.
     As it turned out, the zealous regulators made Sterling’s journey more difficult, but not surprisingly, Sterling’s superior management enabled the thrift to survive and prosper. When faced with potential extinction in May 1990, Sterling obtained injunctive relief against the OTS and the FDIC that allowed Sterling to remain in business. Sterling Sav. Ass’n v. Ryan, 751 F. Supp. 871, 881-82 (E.D. Wash. 1990), rev’d, 959 F.2d 241 (9th Cir. 1992) (unpublished table decision). Thereafter, Sterling moved forward despite regulator conduct that, if not in violation of the District Court’s injunction, at least bordered on impermissible activity. Confronted with such regulator conduct, Sterling could have sought further relief from the District Court, but it did not. Instead, Sterling pressed ahead until, in November 1991, it replaced the capital lost through FIRREA.
     Sterling today is a thriving regional bank with 3,000 employees and more than $11 billion in assets. The $15.5 million in supervisory goodwill that Sterling lost due to the Government’s breach of the Lewis Federal and Tri-Cities assistance agreements proved to be little more than a “speed bump” in an unqualified success story. In dealing with the breach, Sterling obtained its injunction, replaced the lost capital, and continued on with its history of growth and profitability. While there might have been a damages theory to capture the impacts of the Government’s breach and the regulators’ conduct during 1990 and 1991, Sterling has not made a persuasive showing of what those damages may be. Defendant is closer to the mark in asserting that, if Sterling suffered any damages, they surely are slight.

It is not plausible to conclude that the elimination of $15.5 million in regulatory capital caused more than $58 million in lost profits between 1989 and 2006, where Sterling replaced the lost capital in 1991, and softened FIRREA’s blow by obtaining an injunction in 1990.
     Some of the harms that Sterling asserts, such as lost customers, employee turnover, and poor morale, are matters of conjecture, and Sterling’s experts did not attempt to quantify them. As the Court will explain, Sterling’s lost profits model contains many major flaws. The Court therefore must conclude that Sterling has not met its burden of proof of showing that its lost profits were foreseeable from the loss of $15.5 million in goodwill, that the damages were the proximate cause of the Government’s breach, or that the damages were established with any reasonable certainty. See Globe Sav. Bank, FSB v. United States, 65 Fed. Cl. 330, 345 (2005), and cases cited therein. Simply stated, notwithstanding regulator conduct that deserves to be reprimanded, the Court finds that the lost goodwill from the Government’s breach was relatively insignificant, and that Sterling successfully mitigated the damages caused by the breach.
     A complication in this case arises from the differing legal treatment of the three transactions. The Government breached the Lewis Federal and Tri-Cities agreements, and thus the supervisory goodwill from those transactions is “contractual.” However, the Government did not breach the Central Evergreen agreement, a larger transaction than the other two combined, and therefore the Central Evergreen goodwill is “non-contractual.” Due to the differing legal treatment, the parties sharply contested at trial whether Sterling would have been capital compliant after FIRREA absent the breach. The Court rules for Sterling on this issue, and thereby rejects the views of Defendant’s experts, Mr. Bankhead and Mr. Hargett. Even with this favorable ruling, however, Sterling’s lost profits claim still must fail.
     Sterling claims “wounded bank” damages relating to: (1) the cancelled 1989 public offering; (2) additional regulatory supervision costs due to the Government’s treatment of Sterling as a troubled thrift; (3) losses relating to a “CJ-4” loan; (4) losses resulting from the potential acquisition of Great American Savings Bank branches; and (5) additional litigation and accounting costs. These claims will be addressed individually below, but the additional regulatory supervision claim is granted in part in the amount of $154,646. When added to Defendant’s acknowledged liability of $900,204, the total damages awarded to Sterling are $1,054,850. The other claims are denied.
     With this decision, the Court has disposed of all of Sterling’s contract claims, and the Court therefore dismisses with prejudice the taking of property claims asserted by Sterling and Sterling Financial Corporation. See Sterling, 53 Fed. Cl. at 615 n.4.

Findings of Fact2
     A. Sterling’s Background
     Sterling began its business in April 1983 as a federally insured savings and loan association, headquartered in Spokane, Washington. (Gilkey, Tr. 68-69; Stip. 1).3 Two of Sterling’s founders, Harold Gilkey and William Zuppe, sold Sterling stock to raise an initial $2.1 million in capital. (Gilkey, Tr. 69-70). The founders knew of the difficulties in the thrift industry in the early 1980s, and believed they would experience reduced competition by starting a new thrift when they did. (Gilkey, Tr. 70-71).
     From the beginning of its existence, Sterling benefitted from a positive economy in the Pacific Northwest, with growth in population, personal income, employment, and agriculture. (Gilkey, Tr. 284; Faulstich, Tr. 343-44; Conerly, Tr. 885). From 1985 through 2000, the economy in Washington, Idaho, and Oregon performed much more favorably than in other parts of the United States. (Conerly, Tr. 888-959; PDX 514-18, 519A, 521).
     Sterling established two subsidiaries to expand the scope of its services. Sterling opened Intervest Mortgage Investment (“Intervest”) in 1987, based in Lake Oswego, Oregon (near Portland), to engage in commercial real estate lending. (Gilkey, Tr. 72, 124). Sterling started Action Mortgage Company in 1988, a residential mortgage company based in Spokane. (Gilkey, Tr. 123-24). Sterling also created a holding company called Sterling Financial Corporation in 1992. (Gilkey, Tr. 73-74).
     Sterling always has been a profitable and growth oriented business. Sterling has reported a profit in every year of its operations, from 1983 to the present. (Gilkey, Tr. 153; Horvitz, Tr. 2036, 2528-29). In its entire history, Sterling showed a loss only in one quarter

[2]	This statement of the facts constitutes the Court’s principal findings of fact under Rule 52(a) of the Court. Other findings of fact and rulings on mixed questions of fact and law are set forth in the later analysis.

[3]	In this opinion, the Court will refer to the trial transcript by witness and page as “Name, Tr. _,” and to trial exhibits as “PX _” for Plaintiff’s exhibits, and “DX_” for Defendant’s Exhibits. The expert witnesses presented their analyses through demonstrative exhibits, which the Court will refer to as “PDX ___” for Plaintiff, and “DDX ___” for Defendant. The parties’ pretrial stipulations of fact, filed on June 6, 2007, are referred to as “Stip.___.” For lengthy exhibits, page citations include the last four digits of Bates numbers where available, or otherwise an actual page number.

in 1996, due to an extraordinary Savings Association Insurance Fund (“SAIF”) premium that the FDIC imposed upon Sterling. (Byrne, Tr. 684-87).
     Sterling’s strategy has been to grow internally and to add assets through acquisitions, in equal proportions. (Gilkey, Tr. 83). Sterling has acquired approximately twenty other thrifts since 1983. (Gilkey, Tr. 398-99; PDX 503). In its 25-year history, Sterling has grown from its initial $2.1 million to an asset size of over $11 billion in 2007, with 3,000 employees. (Barnett, Tr. 1180; Gilkey, Tr. 153-54).
     B. Sterling’s Acquisitions
          1. The 1985 Lewis Federal Acquisition
     In early 1984, Ed Hedlund of the Federal Home Loan Bank (“FHLB”) of Seattle asked Sterling to consider acquiring Lewis Federal, a failing thrift located in Chehalis, Washington. (Gilkey, Tr. 89-91). After examining Lewis Federal’s condition, Sterling attempted to acquire Lewis Federal on an unassisted basis. (Gilkey, Tr. 91-92). Sterling’s board of directors approved of the acquisition at first, but later withdrew its approval. Sterling concluded that, due to Lewis Federal’s lack of capital, it could not participate in this acquisition on an unassisted basis. (Gilkey, Tr. 92).
     In November 1985, with the FHLB-Seattle offering assistance, Sterling successfully bid for and acquired Lewis Federal. (Stip. 2). Lewis Federal was insolvent and had assets of approximately $52.5 million. (PX 8). The Federal Savings & Loan Insurance Corporation (“FSLIC”) entered into an assistance agreement with Sterling. (PX 18). Sterling did not invest any money in this acquisition. Instead, FSLIC provided a cash contribution of $1.75 million to Sterling. (PX 19 at 0098-99). In addition, the Federal Home Loan Bank Board (“FHLBB”) issued a forbearance letter permitting Sterling to amortize intangible assets over a period of 40 years. (PX 20 at 0601). The Lewis Federal acquisition created approximately $3.6 million in supervisory goodwill recorded on Sterling’s books. (PX 72 at 5264; Stip. 3).
          2. The 1988 Tri-Cities Acquisition
     After Sterling acquired Lewis Federal, Hilton Hewitt of the FHLB-Seattle asked Mr. Gilkey if he wanted to become the “King of Chehalis” by acquiring Central Evergreen. (Gilkey, Tr. 126-27). Mr. Gilkey declined on behalf of Sterling, explaining that Central Evergreen was too big, had too many problems, and did not have enough capital. (Gilkey, Tr. 127). Two days later, Mr. Hewitt again contacted Mr. Gilkey, and stated that if Sterling acquired Tri-Cities, it would then have enough capital to acquire Central Evergreen. Id.

     Sterling conducted due diligence on both Central Evergreen and Tri-Cities, and in February 1988, submitted a bid for the assisted acquisition of Tri-Cities. (Gilkey, Tr. 127, 158-59). Sterling was not the low bidder for Tri-Cities, but became the low bidder after another bidder, Old Stone, advised the FHLBB that it intended to withdraw its bid. (PX 374 at 0012; PX 377 at 1223).
     Sterling acquired Tri-Cities on April 8, 1988. (PX 27; Stip. 4). On April 7, 1988, the FHLBB approved of the acquisition, authorized an assistance agreement, and directed FSLIC to send a forbearance letter to Sterling. (PX 27). The assistance agreement obligated FSLIC to make a cash contribution of $11.7 million to Sterling. (Stip. 5). As with the Lewis Federal acquisition, Sterling did not invest any money in the Tri-Cities acquisition. (PX 38 at 5656-59). The Tri-Cities acquisition created approximately $14 million in supervisory goodwill recorded on Sterling’s books, to be amortized over 25 years. (PX 28 at 1397; Stip. 5).
          3. The 1988 Central Evergreen Acquisition
     After acquiring Tri-Cities, Sterling had enough capital to acquire Central Evergreen. (Gilkey, Tr. 733-34; Barnett, Tr. 1207). Sterling acquired Central Evergreen in December 1988 pursuant to an FHLBB resolution approving the acquisition. (Stip. 6). Unlike the Lewis Federal and Tri-Cities acquisitions, FSLIC did not provide any assistance in the Central Evergreen transaction. The FHLBB did not issue a forbearance letter or enter into an assistance agreement, and FSLIC did not provide any cash assistance. (PX 47; DX 338; Stip. 6). The Central Evergreen acquisition created $22.8 million in supervisory goodwill recorded on Sterling’s books, to be amortized in accordance with Generally Accepted Accounting Principles (“GAAP”). (PX 78 at 0425; Stip. 7).
     Sterling considered each of its acquisitions as beneficial to its operations. In an OTS filing submitted in 1989, after the enactment of FIRREA, Sterling described the advantages of its acquisitions:
These acquisitions have enabled [Sterling] to expand its deposit and mortgage delivery systems considerably in a relatively short period and have added significant assets, a more geographically diversified loan portfolio, and potential future tax benefits . . . . Through consolidation, [Sterling] has reduced the cost of performing administrative functions and increased the operating efficiencies of these acquired institutions. Management of [Sterling] believes that continued disciplined supervision of the assets acquired from Lewis

Federal, Tri-Cities, and Central Evergreen will result in increased profitability to [Sterling].
(DX 908 at 1776).
     Prior to the passage of FIRREA, federal regulators had confidence in Sterling’s management and understood Sterling’s desire to grow. (Faulstich, Tr. 340, 344-45). From 1983 to 1988, Sterling’s ratings following federal examination were “exceptionally positive” and reflected good management. (Faulstich, Tr. 352-53; PX 45 at 6-7). As of November 7, 1988, the FHLB-Seattle reported that Sterling had “a proven success record in demonstrating it can successfully integrate acquired institutions and/or offices into its operations while maintaining profitability and meeting minimum regulatory capital requirements.” (PX 45 at 6). The regulators did not regard Sterling as a troubled thrift, but looked upon Sterling as an entity that potentially could acquire other troubled thrifts and thereby benefit the FHLBB. (Faulstich, Tr. 320-21).
     As of June 30, 1989, the quarter prior to the enactment of FIRREA, Sterling had total assets of $731 million, and deposits of $519 million. (Stip. 8).
     C. Enactment of FIRREA
     Congress enacted FIRREA on August 9, 1989. (Stip. 9). Among other things, FIRREA established new capital requirements. FIRREA and its implementing regulations required thrifts to comply with three separate regulatory capital standards: (1) a leverage (or “core capital”) standard; (2) a tangible capital standard; and (3) a risk-based capital standard. 12 U.S.C. § 1464(t) (1989); 12 C.F.R. §§ 567.1, 567.2, 567.5 (1990). “Qualifying supervisory goodwill” could no longer be counted as regulatory capital, and was to be phased out between 1990 and 1995. 12 U.S.C. § 1464(t); 12 C.F.R. § 567.2. The OTS issued FIRREA’s implementing regulations on November 8, 1989 and they became effective on December 7, 1989. 54 Fed. Reg. 46,845 (Nov. 8, 1989).
     In July 1989, in anticipation of FIRREA, the regulators reduced Sterling’s composite rating to a “3” because of likely capital deficiencies under the new legislation:
The unassisted acquisition of Central Evergreen . . . at year-end 1988 has resulted in an increase in Sterling’s overall level of risk. The primary concern is a currently low level of capital adequacy and increasing future capital requirements due to proposed legislative action increasing capital requirements and precluding, over a period of time, the inclusion of goodwill as capital.

(PX 407 at 1).
     The federal regulators (now OTS) recognized that Sterling’s capital deficiency was a direct result of FIRREA and was not as a result of poor management or operations: “[t]he lack of capital compliance is due to the implementation of FIRREA versus unsafe and unsound operating procedures.” (PX 268 at 8). The regulators formally instructed Sterling that it would no longer permit Sterling to treat supervisory goodwill as regulatory capital. In Thrift Bulletin 38-2, dated January 9, 1990, the OTS stated:
The Office of Thrift Supervision is applying the new capital standards to all savings associations, including those associations that have been operating under previously granted capital and accounting forbearances. Section 5(t) of [the Home Owners Loan Act] as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) eliminates these forbearances. All savings associations presently operating with these forbearances, therefore, should eliminate them in determining whether or not they comply with the new minimum regulatory capital standards. (Any FSLIC capital contribution that resulted in the creation of goodwill will be subject to the requirements for goodwill established in the capital regulation).
Thrift Bulletin No. 38-2 (Jan. 9, 1990), 1990 WL 309397.
     D. Sterling Attempted to Raise Capital
     In July 1989, Sterling intended to raise capital of up to $20 million through a public stock offering. (Gilkey, Tr. 177-78; PX 246A at 2; PX 407 at 2). Sterling entered into an agreement with its investment banker, Dain Bosworth, to proceed with a public offering of $18 million. (PX 408 at 1). In October 1989, Sterling reduced the offering amount to $10 million to preserve a net operating loss tax benefit. (Gilkey, Tr. 190-92; Friend, Tr. 2220; PX 306; PX 411). Sterling had strong investor support for the 1989 offering, which was oversubscribed. (Gilkey, Tr. 195-96; Byrne, Tr. 1433).
     On the advice of its investment bankers, since Sterling would not be in compliance with FIRREA’s new capital requirements, Sterling requested the OTS’s approval to pay dividends on preferred stock issued in the public offering. (Gilkey, Tr. 196-97; Welch, Tr. 1575-78; PX 268 at 6; PX 342). On December 12,1989, Mr. Gilkey and Mr. Byrne met with the OTS’s Donald Dochow in Washington, D.C. to discuss the dividend issue. (Gilkey, Tr. 198-99; PX 253). Mr. Dochow indicated that, if any institution was worthy of an exemption from FIRREA’s capital requirements, Sterling appeared to qualify. (Gilkey, Tr. 203; PX 253). The OTS, however, did not grant Sterling any exemption. The OTS did not approve Sterling’s request to pay dividends on preferred stock, because Sterling did not comply with FIRREA’s capital requirements. (Friend, Tr. 2309, 2413; PX 254). The OTS did not grant any exemptions to FIRREA’s capital requirements. Id.
     Sterling cancelled the public offering in November 1989 because of the OTS’s disapproval of the dividend payments. (Byrne, Tr. 1445; PX 268 at 6; Stip. 10). Sterling incurred costs paid to Dain Bosworth, printing costs, and marketing costs in publicizing the offering. (Gilkey, Tr. 208-09).
     E. Restrictions Imposed Upon Sterling
     Between the enactment of FIRREA in August 1989 and November 1991, the Government prevented Sterling from achieving any growth. (Byrne, Tr. 1125, 1538). During this period, Sterling reduced its assets from $730 million to approximately $590 million. (Gilkey, Tr. 278-79; Stip. 11). Specific restrictions imposed by the Government are described below.
     Viewing Sterling as an undercapitalized troubled thrift following FIRREA, the OTS ordered Sterling on November 9, 1989 to cease growing its assets beyond the growth incidental to interest credited to existing deposit accounts. (PX 247). The Government prevented Sterling from growing through acquisitions. On November 17, 1989, the OTS refused to allow Sterling to purchase two branches of Great American Bank (“Great American”) until Sterling was in compliance with FIRREA’s new capital requirements. (Gilkey, Tr. 212-15; Friend, Tr. 2307-08; PX 413; DX 388).
     The OTS discouraged Sterling from accepting or renewing uninsured deposits, or deposits that exceeded the $100,000 level insured by the Federal Deposit Insurance Corporation (“FDIC”). (Gilkey, Tr. 231-32; PX 256). Large deposits were the most valuable to Sterling, since the cost to manage an account is the same for all, regardless of the value. (Gilkey, Tr. 232-33). Sterling lost some large deposits, one exceeding $1.8 million, because of the OTS restriction. (Gilkey, Tr. 234-35). Sterling also had commercial contractors, as well as cities and counties, who maintained large deposit balances to meet payroll. Sterling lost these relationships. (Gilkey, Tr. 235-36).
     On January 26, 1990, the Government imposed a $500,000 lending limitation, forcing Sterling to discontinue its commercial real estate lending. (Gilkey, Tr. 237-39; PX 258). This restriction had the effect of shutting down Sterling’s subsidiary, Intervest, because nearly all of Intervest’s commercial loans exceeded $500,000. (Gilkey, Tr. 237-38). Another restriction in the Government’s January 26,1990 letter required Sterling to obtain the written approval of the District Director for any new loan or investment activity. (Gilkey, Tr. 238-39; PX 258).
     F. Sterling’s Injunctive Relief
     On April 11, 1990, the Government began the process of closing Sterling by sending a letter to the board of directors for consent to the appointment of a conservator. (PX 269). Sterling’s board refused to provide consent, asserting that any capital deficiency was caused by the Government’s breach of the acquisition assistance agreements and forbearance letters. (PX 270). OTS regulators appeared at a Sterling board meeting to state that the directors were obligated to agree to the appointment of a conservator. (Friend, Tr. 2335-38). At a May 10, 1990 meeting in Seattle, OTS regulators stated that, regardless of the acquisition agreements with Sterling, “the FIRREA legislation has made these contracts null and void.” (PX 274 at 6). One day following this meeting, on May 11, 1990, the OTS sent a letter to Mr. Gilkey insisting that Sterling agree to the appointment of a conservator. (PX 271). Sterling appealed to the Director of the OTS, requesting again that the agreements with FSLIC and the FHLBB be honored. (PX 272).
     The OTS District Director in Seattle sent another letter, on May 11, 1990, to each Sterling board member stating that, since Sterling had not signed the consent agreement to the appointment of a conservator or receiver, additional restrictions upon Sterling would apply immediately. (Gilkey, Tr. 247; PX 273). The restrictions were: (1) Sterling could only engage in activities specified in the amended February 28, 1990 Capital Plan, and any variation therefrom must be approved by OTS; (2) Sterling could not enter into any agreement to purchase or sell any asset or group of assets greater than $500,000 without OTS approval; (3) Sterling could not increase the compensation (salary, benefits, or other remuneration) for any executive officer or director without OTS approval; (4) Sterling could not accept any uninsured deposits; and (5) all previously communicated growth, lending and investment restrictions imposed upon Sterling “continue to be in force.” (PX 273). The OTS letter concluded by stating that “[u]ntil such time that the required agreements are fully executed, Sterling Savings Association is deemed to be operating without an approved capital plan.” Id.
     On May 22, 1990, the OTS District Director denied Sterling’s amended Capital Plan “[i]n light of the Board of Director’s unwillingness to comply with the conditions of approval . . . .” (PX 275A at 1). The OTS ordered Sterling to execute an attached Capital Directive. Id. This 15-page document imposed even more severe restrictions upon Sterling. Id. In a strident May 28, 1990 response letter, Sterling expressed concern that executing the

Capital Directive might waive or impair Sterling’s right to seek judicial review of whether the acquisition agreements are enforceable. (PX 275B). Sterling observed:
     We are mystified as to why the OTS and the FDIC apparently want to spend taxpayers’ dollars and increase the cost of the thrift bailout debacle in attempting to shut down a well-managed, profitable institution like Sterling. This is particularly true in light of the many logical alternatives that are available to the OTS.
     * * * *
     We believe that there is more than mere irony in the fact that you are protecting institutions which received forbearances because they were troubled while simultaneously imposing regulatory sanctions and enforcement proceedings against institutions, like Sterling, which received forbearances in contracts with the government. It should be obvious that, in enacting FIRREA, Congress recognized the continued validity and enforceability of pre-FIRREA contractual agreements such as the supervisory acquisition agreements to which Sterling was a party.
Id. at 2-4 (emphasis in original).
     Sterling met again with OTS representatives on May 29, 1990, a date that OTS had set as a deadline for Sterling to execute the Stipulation and Consent to the Capital Directive. (PX 276). Sterling offered alternative plans to raise the necessary capital, such as shrinking the company, selling branches, returning Tri-Cities and Central Evergreen to the Government, and reviving the public stock offering that had been cancelled in November 1989. (Byrne, Tr. 1474-76). The OTS maintained, however, that the only option was to sell Sterling Savings Bank. (Byrne, Tr. 1476).
     On May 29, 1990, seeing no other choices, Sterling sought judicial relief by filing an application for a temporary restraining order (“TRO”) against the OTS and FDIC in the United States District Court for the Eastern District of Washington. (Gilkey, Tr. 249; Stip. 12). The District Court issued a TRO on May 29, 1990, and a written opinion granting a preliminary injunction on August 8, 1990. (Stip. 13). The District Court previously had issued the preliminary injunction in a bench ruling on July 3, 1990. In the August 8, 1990 opinion, the District Court restricted OTS’s and FDIC’s authority to regulate Sterling because the Court determined that FIRREA did not preclude the agencies from honoring the agreements with Sterling. Sterling Sav. Ass’n v. Ryan. 751 F. Supp. 871, 881-82 (E.D. Wash. 1990), rev’d, 959 F.2d 241 (9th Cir. 1992) (unpublished table decision). Under the injunction, the Court enjoined the Government from:
a.	imposing or enforcing any regulatory restriction or taking other regulatory action against Sterling that is inconsistent with the provisions of the November 1985, April 1988, and December 1988 supervisory acquisition agreements between Sterling and FHLBB and the FSLIC;

b.	enforcing or attempting to enforce the operating restrictions imposed by the January 26, 1990, March 9, 1990, and the May 11, 1990, letters from the Office of Thrift Supervision to Sterling that treat Sterling as a troubled thrift;

c.	placing Sterling in receivership or conservatorship; and

d.	interfering with Sterling’s proposed public offering contemplated in the 1988 Central Evergreen acquisition agreement.
Id. The OTS and FDIC filed a motion for reconsideration, which the District Court granted in part and denied in part in November 1990. Sterling, 751 F. Supp. at 884. The Court determined that the prohibition against placing Sterling into conservatorship or receivership was overly broad, and narrowed that portion of the injunction to clarify that the “Government need only be enjoined from appointing a receiver or conservator to the extent that such action would not be appropriate when the contracts are honored and given effect.” Id. at 884. On December 27, 1990, the Government filed an appeal from the District Court’s injunction.
     On April 14, 1992, the U.S. Court of Appeals for the Ninth Circuit reversed the District Court’s decision, and vacated the preliminary injunction. Sterling, 959 F.2d 241. The Court ruled that a thrift’s remedy was not to enjoin the enforcement of FIRREA, but to seek damages for breach of contract or for a taking of property. Id. Thus, the District Court’s TRO and preliminary injunction were in effect for nearly two years, from May 29, 1990 until April 14, 1992.
     G. Post-Injunction Events
     On June 5, 1990, one week after the District Court had issued a TRO, the OTS directed Sterling to begin providing weekly reports “of any actions that are not in keeping with the restrictions imposed by our letters of January 26, 1990, March 9, 1990 and May 11, 1990.” (PX 277). On June 18, 1990, Sterling objected to this new requirement, stating that the weekly reports were in violation of the TRO. (PX 278). The OTS reply of the same date stated that the regulators had “significant [s]upervisory concerns about the condition of Sterling and the soundness of some aspects of its operations.” (PX 279). The OTS intended “to strictly obey the court’s order,” but stated that the reports would provide “early and adequate warning of any significant risk to Sterling’s condition.” Id. The reference to the “soundness” of Sterling was of great concern to Mr. Gilkey, who testified that “safety and soundness” are words used by bank regulators “to open the doors for regulatory activity.” (Gilkey, Tr. 252). He added, "[t]o me, it meant big trouble.” Id.
     In order to establish an agreed format for the required weekly reports, Sterling’s Mr. Byrne sent a letter to the OTS listing the operating restrictions that the OTS had imposed in its November 9, 1989, January 26, 1990, March 9, 1990 and May 11, 1990 letters. (PX280). One day later, on June 20, 1990, the OTS responded that Mr. Byrne’s letter “does not correctly reflect the asset growth restrictions that Sterling is subject to.” (PX 281 at 1). The OTS letter reiterated, among other things, that “[b]y virtue of the denied capital plan, no growth is permitted. (12 CFR 567.10).” Id. The OTS letter did not acknowledge the existence or effect of the District Court’s TRO.
     Sterling began reporting to the OTS as requested in an attempt to minimize continued controversy with the regulators. (Gilkey, Tr. 254-56; PX 282). On June 25, 1990, the OTS asked Sterling to submit eight additional items of information. (PX 283). Sterling concluded that the TRO prevented the OTS from terminating Sterling’s business, provided that Sterling did not violate some other restriction not covered by the TRO. (Gilkey, Tr. 258-59). In apparent disregard of the District Court’s preliminary injunction, the OTS on July 20, 1990 assigned a composite examination rating of “5” to Sterling, which is the lowest possible rating and indicative of a troubled thrift. (PX 284; PX 287). This rating purportedly was based upon the fact “that the capital plan has been denied and the institution has no acceptable plan towards achieving capital compliance. . . .” (PX 284). Although the OTS assigned the rating in furtherance of its regulatory oversight of Sterling, the lowest possible rating rested upon findings seemingly prohibited by the Court’s injunction. Nevertheless, Sterling did not return to the District Court to seek further relief. (Byrne, Tr. 1830-31).
     In September 1990, Sterling invested $35 million in mortgage-backed securities, using borrowings from the FHLB-Seattle. The OTS demanded documentation showing that the transaction complied “with the Business Plan included with the Central Evergreen Agreement, 1991 budget and Regulatory Bulletin RB 3a-l.” (PX 289; Gilkey, Tr. 263-64). In further response on October 1, 1990, the OTS sent a letter to each Sterling board member stating that Sterling’s evaluation of this $35 million investment “was so materially deficient as to be unsafe and unsound.” (PX 290). The OTS asserted that “the transaction contains significant interest rate risk and needlessly exposes the FDIC insurance fund to additional risk of loss.” Id. The OTS mandated that Sterling refrain from purchasing any securities or loans in excess of $1 million, and promised that an investigation would be forthcoming. Id. Mr. Gilkey in response noted the existence of the District Court’s preliminary injunction and the need for legal review of the OTS’s position, but expressed a desire for constructive dialogue. (PX 291; Gilkey, Tr. 267-69).
     By letter dated October 16, 1990, Sterling’s counsel wrote to the OTS’s counsel in Washington, D.C., noting among other things that
“[d]espite the Court’s Preliminary Injunction, OTS Seattle still treats Sterling as a capital deficient institution,” and that “I am hopeful . . . you will remind your client of the nature and extent of the Preliminary Injunction.” (PX 293 at 1-2). The parties continued on in the same fashion in 1991, recognizing that the replacement of Sterling’s lost capital ultimately would be the only acceptable resolution. Sterling knew that the OTS would not honor the Lewis Federal and Tri-Cities assistance agreements, and that Sterling would not be exempt from FIRREA’s capital requirements.
     H. Sterling Raised Capital in November 1991
     In November 1991, Sterling raised approximately $23 million in capital through a public stock offering, and the conversion of $2.1 million in preferred stock to common stock. (Stip. 16). The addition of $23 million placed Sterling in compliance with FIRREA’s capital requirements. (Gilkey, Tr. 274, 583; Bajaj, Tr. 4139-41; DX 3508; PX 84 at 18, 28, 39; PX 310 at 14). After the offering, Sterling had $12.3 million in excess tangible capital, $16.4 million in excess core capital, and $12.3 million in excess risk-based capital. (Bajaj, Tr. 4141; DX 3509). On April 8, 1992, the Government lifted the operating restrictions that had been imposed upon Sterling prior to and during the term of the injunction. (PX 299A; PX 299B).
     The prospectus for the offering set forth the purpose for raising the capital:
The primary purpose of this Offering is to increase Sterling’s regulatory capital levels. The net proceeds from this Offering will be used to support the growth of Sterling’s business, including the origination of loans.
(DX 913 at 4). Sterling raised the capital to comply with the applicable capital requirements. (Gilkey, Tr. 583). Absent the Government’s breach, Sterling would not have needed the additional capital in 1991. (Gilkey, Tr. 583-85).

     Defendant acknowledges liability for Sterling’s transaction costs of $900,204 in raising this capital. This $23 million in new capital replaced the Lewis Federal and Tri-Cities supervisory goodwill that Sterling lost when Congress enacted FIRREA.
     I. Harm Suffered By Sterling
     From 1989 through 1991, Sterling experienced various harms, but they are difficult to quantify. For example, Sterling experienced greater than normal employee turnover due to the uncertainty caused by FIRREA, and the restrictions placed upon Sterling’s business operations. (Stanley, Tr. 1256-59,1264). However, the extent of the employee turnover and the actual reason that each employee departed are matters of conjecture. The Court accepts that the OTS restrictions affected staff morale, but in ways that are difficult to measure. (Stanley, Tr. 1264-65; Neely, Tr. 1020-21).
     Sterling’s loan officers testified that they departed Sterling for new employment because of the restrictions placed upon Sterling. (Neely, Tr. 1024-25, 1029-30; Crithfield, Tr. 1064). Some customers followed loan officers when they joined new institutions. Id. Sterling did not have the ability to replace lost business. (Neely, Tr. 1024-25). The Government barred Sterling from issuing letters of credit. (Gilkey, Tr. 240-41). Sterling lost the fee income from issuing such letters, and had to introduce its customers to competitors, “effectively . . . saying to the customers [that] we can no longer manage your business.” Id. Again, the names of lost customers, the number of lost customers, and the amount of lost business, are matters of conjecture.
     Sterling’s subsidiary, Intervest, virtually was prohibited from making new commercial loans because of the OTS’s “loans to one borrower” restriction. (Gilkey, Tr. 216-17). Intervest was forced to stop lending and ceased to grow. (Harlow, Tr. 805). Intervest could honor existing contracts, but reduced its loan officer staff from 11 to one, and total staff to only three. (Harlow, Tr. 807-08). Intervest did not need loan officers if there was no new business. (Harlow, Tr. 783-84; Crithfield, Tr. 1062-64). After the OTS lifted its restrictions in 1992, Intervest’s business turned dramatically positive. (Harlow, Tr. 822). By 1994, Intervest’s loan production had rebounded to $104 million, and by 2006, it reached $1.5 billion. (Harlow, Tr. 817, 822).
     The OTS’s restrictions also impacted Action Mortgage Company, another Sterling subsidiary. (Gilkey, Tr. 217-18). Sterling lost its residential construction lenders, because customers could not be serviced under the OTS restrictions. (Gilkey, Tr. 218). Action lost 35-40 loan officers. (Stanley, Tr. 1269-70).

     J. Sterling’s Recovery After Raising Capital
     In 1992, the year after replacing the capital lost by the Government’s breach, Sterling’s Annual Report to shareholders stated:
Fiscal 1992 was an outstanding year for Sterling Savings. Your company, profitable every year since its inception, reported record earnings this fiscal year. We also completed a $21 million equity offering, making Sterling one of the only thrifts in the nation to have met all applicable capital requirements after having been deemed to be in non-compliance with such requirements. Our primary regulator, OTS, had taken the position that FIRREA eliminated most of the capital regulatory provisions of acquisition agreements entered into in the late 80’s. Our compliance with capital standards is a victory for us all — our shareholders, customers, employees, and the communities we serve across the Pacific Northwest.
(PX 84 at 2). Sterling stated in its 1992 business plan that it expected to maintain its capital in excess of fully-phased in capital requirements, and did “not foresee limitations on its ability to increase total assets.” (DX 228 at 1563).
     Following the November 1991 public stock offering, Sterling at all times possessed sufficient capital to support its operations. (Gilkey, Tr. 759; Page, Tr. 1155-56). Sterling Financial Corporation (“SFC”) has provided capital to Sterling whenever required. (Gilkey, Tr. 614-15; PX 432). Frequently, when SFC raised capital, it distributed less than the full amount to Sterling Savings. For example, in 1993, SFC raised $17.25 million in new debt securities, but it distributed only $ 12.9 million to Sterling in the form of preferred stock. (PX 86 at 3142). For the fiscal year ended June 30, 1994, SFC raised $24.6 million in new capital, but distributed only $20 million to Sterling. (PX 88 at 2740; PX 159 at 7330). SFC also elected not to draw upon a $5 million line of credit. (PX 89 at 5727). SFC followed a similar pattern in most other years up to the present, indicating that additional capital always was available if Sterling needed it. (PX 89 at 5727; PX 93 at 3061, 3104, 3138; PX 95 at 2878, 2955; PX 96 at 3220-21; PX 97 at 6434-35; PX 98 at 0022, 0088-89; PX 99 at 0134, 0205; PX 100 at 3300; PX 102 at 3219, 3242). From 1993 through 2000, Sterling had access to additional capital that it did not use. (Byrne, Tr. 1783-92).
     On July 9, 2005, Sterling converted to a commercial bank, and the OTS no longer regulated Sterling. (PX 103 at 3465). SFC obtained a $40 million line of credit in 2005, but it remained unused at year’s end. (PX 103 at 3480). Between 1992 and 2006, SFC added a total of $633.3 million in new debt and capital, and distributed $492.4 million to Sterling.
     Since 1991, despite the availability of capital, Sterling has not always achieved its budgeted growth targets, or acquired all the assets it projected to be available. (Gilkey, Tr. 467, 759; Harlow, Tr. 840; Page, Tr. 1155-56). In five of six years between 1995 and 2000, Sterling fell short of its budgeted asset target by amounts ranging from $55.8 million to $155 million. (DX 186 at 1345; DX 196 at 3242; DX 205 at 3155; DX 208 at 0919; PX 92 at 2283).
     Throughout its post-FIRREA history, Sterling has faced formidable competition and other market obstacles in acquiring loans and deposits. (Gilkey, Tr. 512; Harlow, Tr. 846). In 1992, after raising new capital, Sterling had difficulty meeting its new deposit targets due to the interest rate climate and competition from large banks, such as Seafirst, Washington Mutual, and U.S. Bank. (Gilkey, Tr. 500-02; DX 704 at 0843). Mr. Gilkey acknowledged this competition, observing that “when big banks want it, they get it.” (Gilkey, Tr. 502). Sterling’s Investment Committee minutes at year-end 1992 reflect that new applications for mortgages had “dropped markedly,” and that pricing was “very competitive” due to national banks moving to the Pacific Northwest and attempting to “maintain volumes.” (DX 723). New retail deposits were described as “dismal” due to low interest rates and depositor access to alternate investments. (Gilkey, Tr. 535; DX 725 at 2585).
     In 1993, Sterling’s Asset and Liability Committee and its Investment Committee reported heavy competition from large banks that were able to price aggressively. This competition hampered Sterling’s ability to meet budgeted loan production. (Gilkey, Tr. 504-06, 525-26; DX 737 at 1870; DX 740 at 2370; DX 741 at 2331; DX743 at 2309). In 1994 and 1995, Sterling’s new loan production again remained below budget. Sterling was reluctant to reduce prices as aggressively as its large competitors. (Gilkey, Tr. 507-08, 528-30, 532-33; Page Tr. 1153-55; DX 752 at 2024; DX 762 at 1681; DX 764 at 1632; DX 780 at 1369). These trends continued during 1996-1998. (DX 799 at 0287; DX 801 at 0232; DX 839 at 0585). While remaining profitable, Sterling’s ability to grow was subject to competition and market restraints.
     K. Expert Testimony
     Each party called four expert witnesses during the trial. The Court found all of the experts to be helpful in varying degrees in its analysis of this case. A summary of each expert’s background and credentials is described below.

          1. Sterling’s Experts
     Dr. Paul M. Horvitz is a Professor Emeritus of Finance at the University of Houston. (Horvitz, Tr. 1978; PX 490). He is an economist who has specialized in the banking and financial markets during his 50-year career. (Horvitz, Tr. 1979-93). He received a Ph.D. in economics from the Massachusetts Institute of Technology in 1958. (Horvitz, Tr. 1979). Dr. Horvitz has worked for and consulted with federal regulatory agencies such as the Federal Reserve Bank, the Comptroller of the Currency, and the FDIC. (Horvitz, Tr. 1980-84, 1990-93). He has conducted research and published extensively in the field of banking and finance, including publications relating to the 1980s thrift crisis, the threat to the FSLIC insurance fund, and the FIRREA legislation enacted in 1989. (Horvitz, Tr. 1985, 1989-90; PX 490). He has testified in Congress before the Senate and House Banking Committees, and the House Small Business Committee. (Horvitz, Tr. 1993-94; PX 490). Dr. Horvitz has testified previously as an expert witness, including appearances before this Court in other Winstar cases. (Horvitz, Tr. 1998-99, 2004; PX 490). In this case, Dr. Horvitz constructed Sterling’s lost profits model.
     Dr. Christopher James is a Professor of Finance at the University of Florida. (James, Tr. 2811; PX 491). He received a Ph.D. in economics from the University of Michigan in 1978. (James, Tr. 2813; PX 491). He has taught finance at the University of Oregon and the University of Michigan. (James, Tr. 2813-14). He served on the Board of Directors at Sun Trust Bank of Florida for approximately fifteen years. (James, Tr. 2812). Prior to his current position at the University of Florida, Dr. James worked for the U.S. Treasury Department as a Senior Economic Advisor to the Comptroller of the Currency, advising on bank regulatory policy issues. (James, Tr. 2814-15). He also consulted with the FDIC, developing a model that evaluates the cost to the FDIC of a failed institution. Id. He has published many articles on banking and thrift institutions. (James, Tr. 2818-19; PX 491). He has been qualified as an expert in fifteen cases, including five Winstar cases. (James, Tr. 2818; PX 491). In this case, Dr. James addressed the reasonableness of Dr. Horvitz’s lost profits model, and he presented an alternate theory of recovery concerning Sterling’s mitigation costs of replacing capital. He also calculated the present value of Sterling’s future damages from 2006 through 2025.
     Dr. William B. Conerly is an economist from Lake Oswego, Oregon. (Conerly, Tr. 862-63). He received a master’s degree and a Ph.D. in economics from Duke University in 1976 and 1980 respectively. (Conerly, Tr. 867). He is a specialist in regional economics, applying economic principles to business issues. (Conerly, Tr. 863). He has done consulting work for both financial institutions and non-financial entities. (Conerly, Tr. 865-66). In this case, Dr. Conerly testified regarding the economy of the Pacific Northwest during the relevant years.

     Paul Schott is an attorney in private practice from Washington, D.C. (Schott, Tr. 2415). He received his law degree in 1973 from Boston University, and a masters degree in law in 1975 from Georgetown University Law School. (Schott, Tr. 2419). He was an Assistant General Counsel for the U.S. Treasury Department from 1979 to 1985. (Schott, Tr. 2421; PX 493). He served as Chief Counsel of the Office of Comptroller of the Currency from 1987 to 1991. (Schott, Tr. 2427; PX 493). From 1994 to 2002, Mr. Schott was a partner at PricewaterhouseCoopers LLP, and its predecessor, Coopers & Lybrand, serving as National Director for Bank Regulatory Services. (Schott, Tr. 2440; PX 493). Mr. Schott testified as an expert in regulatory capital standards applicable to the thrift industry.
          2. Defendant’s Experts
     Barefoot Bankhead is a certified public accountant who works for Navigant Consulting in Dallas, Texas. (Bankhead, Tr. 3265-67). Navigant Consulting provides accounting, financial, and economic analysis for companies involved in disputes, investigations, or litigation. (Bankhead, Tr. 3265). Mr. Bankhead graduated from the University of Texas in 1976, and became a CPA in 1978. (Bankhead, Tr. 3266-67). He worked in public accounting for Coopers & Lybrand for nine or ten years, developing a specialty in financial institutions and real estate companies. (Bankhead, Tr. 3267). While at Coopers & Lybrand, one of his clients was the Federal Home Loan Bank of Dallas. (Bankhead, Tr. 3269). Before going to Navigant, Mr. Bankhead worked for various banks in the Chicago area, focusing on mergers and acquisitions, regulatory matters, and compliance with the capital requirements of FIRREA. (Bankhead, Tr. 3276-80). He has testified in eight Winstar cases in this Court. (Bankhead, Tr. 3282-83).
     Joe Hargett is retired, but worked for Navigant Consulting until September 2006. (Hargett, Tr. 3375). He graduated with honors from the University of Alabama in 1983, majoring in accounting. Id. He began working in the audit department of Peat Marwick in 1984. (Hargett, Tr. 3376). In March 1989, pursuant to a fellowship offer, Mr. Hargett began working for the Federal Home Loan Bank system, and then as an employee of OTS. (Hargett, Tr. 3378). He was part of an OTS working group that promulgated capital regulations implementing FIRREA. (Hargett, Tr. 3379). Mr. Hargett assisted in the preparation of FIRREA’s regulations, including the definition of “qualifying supervisory goodwill.” (Hargett, Tr. 3380-81; DX 968 at 6858). Mr. Hargett left the OTS in 1991 to join Peterson Consulting, a firm that Navigant Consulting later acquired. (Hargett, Tr. 3383-84). He specialized in the banking industry. (Hargett, Tr. 3385). He has testified in other Winstar cases before this Court. (Hargett, Tr. 3385-86).
     Dr. William G. Hamm is a managing director of a consulting firm known as LECG in Emeryville, California. (Hamm, Tr. 3496). LECG is an international consulting firm with offices throughout the United States, Europe, Canada, South America, and Asia. Id. Dr. Hamm received his undergraduate degree from Dartmouth College in 1964, and a Ph.D. in economics from the University of Michigan in 1969. (Hamm, Tr. 3497-98). From 1986 to 1991, Dr. Hamm worked as an executive for World Savings, one of the largest thrift institutions in the United States. (Hamm, Tr. 3498-3510). Later, he became a senior vice president of the Federal Home Loan Bank of San Francisco. (Hamm, Tr. 3510). The bank soon promoted him to chief operating officer, a newly created position. (Hamm, Tr. 3515-16). He began with LECG in 1996, where he has worked for eleven years. (Hamm, Tr. 3523). He has testified in other Winstar cases. (Hamm, Tr. 3530-31).
     Dr. Mukesh Bajaj also is a managing director with LECG. (Bajaj, Tr. 3989-90). He attended college at the Indian Institute in New Delhi, India. (Bajaj, Tr. 3979). He received his masters degree in business from the University of Texas, and a Ph.D. in business administration (finance) from the University of California at Berkeley (“Berkeley”). (Bajaj, Tr. 3979-83). He has taught courses in financial economics at the graduate and undergraduate level at Berkeley and the University of Southern California. (Bajaj, Tr. 3984-85). He has written extensively on business valuation issues. (DX 1051, Exh. 1). He has been retained as an expert in four other Winstar cases. (Bajaj, Tr. 3992).
     L. “Wounded Bank” Damage Claims
     Sterling has asserted claims for five categories of actual costs that it contends were caused by Defendant’s breach: (1) costs related to the cancelled 1989 public offering; (2) increased regulatory supervision costs from being treated as a troubled thrift; (3) losses relating to the “CJ-4” loan; (4) losses relating to potential acquisitions of Great American Savings Bank branches; and (5) additional litigation and accounting costs. The total of these claims is $4,556,081. (PX 464).
          1. The Cancelled 1989 Public Offering
     Sterling incurred costs from the cancelled 1989 public offering that have not been recouped. (Byrne, Tr. 1684-88; PX 338; PX338A). These costs consist mainly of payments to Sterling’s financial advisor, Dain Bosworth, as well as printing costs and marketing costs. (Gilkey, Tr. 208-09). Plaintiff’s claim is for $1,004,383. (PX 464).
     Defendant relies upon the Court’s 2002 ruling in this case to argue that Sterling did not obtain a contractual right to pay dividends upon a public offering of preferred stock when it entered into an agreement to acquire Central Evergreen. Sterling, 53 Fed. Cl. at 614-15. Defendant also asserts that many of the claimed costs have nothing to do with the 1989 public offering, but were claimed because they were collected under a designated billing code. (Byrne, Tr. 1903-15). Some of the costs were litigation related, or otherwise not incurred because of the 1989 public offering. (See, e.g., PX 338 at 3391, 3392, 3393, 3396, 3398). Sterling made no effort to revise this claim after clear errors were identified.
          2. Regulatory Supervision Costs
     Sterling alleges that it incurred increased regulatory supervision costs of $ 171,977.33 from being treated as a troubled thrift. (Byrne, Tr. 1680-82, 1918, 1928-29; PX 337; DX 514). Sterling claims that one examination in early 1990 would not have occurred absent the Government’s breach, for which Sterling paid a charge of $33,711. (Byrne, Tr. 1680-82; PX 337 at 3442). The remainder of the claim is based upon eight assessments that the OTS imposed upon Sterling, where the rate charged to a troubled thrift was one-and-one-half times the rate for a non-troubled thrift. (Byrne, Tr. 1680-82). The total assessments were $414,799, and thus Sterling is claiming one-third of that amount, $138,266. (PX 337 at 2057). The total of the two claimed amounts is $171,977.33.
     Defendant contends that the November 1989 OTS examination was unrelated to the breach (Friend, Tr. 2198-99; PX 179), that one of the eight assessments ($51,993) was the same for all thrifts (Byrne, Tr. 1918-20, 1975-76), and the that the other assessments were justified because of Sterling’s status as a troubled thrift. (Hedlund, Tr. 3719; DX 514). Reducing Sterling’s claim to account for the one assessment that was the same for all thrifts results in a total claim in this category of $154,646.4
          3. Losses Relating to the “CJ-4” Loan
     Sterling was in the process of funding a commercial loan known as the “CJ-4” loan when FIRREA became effective. (Byrne, Tr. 1673-74; PX 336). Sterling asserts that, due to the OTS restriction on loans to one borrower, Sterling could not obtain approval to provide further funding of the loan. In the Fall 1989, the borrower required an additional $500,000 to complete its project, but Sterling could not provide these funds. (Zuppe, Tr. 3078-80). The borrower filed suit against Sterling, and Sterling filed a counterclaim. Eventually, Sterling foreclosed on the loan. (Byrne, Tr. 1673-75, 1880-81, 1891-93; DX 943). Sterling claims losses of $1,240,610 on the CJ-4 loan, which it says would not have been incurred absent the breach. (Byrne, Tr. 1673-74; Zuppe, Tr. 3093-94; PX 336; PX 336A; PX 464).
     Defendant alleges that the CJ-4 loan was in trouble prior to the enactment of FIRREA. The project experienced loan cost overruns of $250,000, and nonpayment of interest began

[4]	One-third of $51,993 is $17,331. Subtracting $17,331 from $171,977 yields a revised claim amount of $154,646 for regulatory supervision costs.

in June 1989. (Hargett, Tr. 3396-99; Byrne, Tr. 1885-86; PX 180 at 1016). The project continued to experience problems during August through October 1989. (Byrne, Tr. 1885-90; DX 943). The value of the property dropped approximately $500,000 between March 15, 1988 and November 15, 1989. (Byrne, Tr. 1890-91; DX 943). Sterling’s Loan Committee authorized the commencement of foreclosure of the CJ-4 loan on November 24, 1989, prior to the effective date of FIRREA’s regulations. (Hargett, Tr. 3399-3401; DX 389; DX 943).
          4. Losses Relating to Great American Savings Bank Branches
     Sterling alleges that it had an opportunity to purchase two branches of Great American Savings Bank for $63,000 in 1989. (Gilkey, Tr. 212, 215-16). After first approving of this purchase, the OTS imposed conditions upon the transaction that Sterling could not meet. (Gilkey, Tr. 213-14; Friend, Tr. 2301-02, 2306). Sterling sought reconsideration of the OTS’s position (PX 379), but the OTS would not allow the transaction to proceed until Sterling complied with FIRREA’s new capital requirements. (Friend, Tr. 2307-08; PX 413; DX 388). Five years later, in 1994, Sterling acquired one of these branches for $1.8 million. (Gilkey, Tr. 215-16).
     Sterling failed to present any damages evidence to support this claim. Sterling included a document in an exhibit binder (PX 340) that appears to relate to this claim, but Sterling did not offer it into evidence. The claim appears to be for $1,835,128 (PX 464), but there is no testimony to explain the basis or calculation of the claim.
          5. Additional Litigation and Accounting Costs
     Sterling previously had asserted a claim of $304,006 for increased legal, accounting, and insurance costs from 1989 through 1992, stemming from the Government’s treatment of Sterling as a troubled thrift. (Byrne, Tr. 1696-1701; PX 339; PX 339A; PX 464). Sterling attributed these costs to increased correspondence with regulators and more frequent examinations. (Byrne, Tr. 1424-25). Following trial, Sterling withdrew its claim for recovery of these costs. (Pltf’s Post-trial Brief at 63, 95).
Analysis
     A. Applicable Legal Standards
     Damages for lost profits are recoverable where a plaintiff demonstrates that: (1) the loss was the proximate result of the breach; (2) the loss of profits resulting from the breach was foreseeable; and (3) the damages can be proven with reasonable certainty. La Van v.

United States, 382 F.3d 1340, 1351 (Fed. Cir. 2004); Bluebonnet Sav. Bank, FSB v. United States, 266 F.3d 1348, 1355 (Fed. Cir. 2001); Holland v. United States, 75 Fed. Cl. 483, 489 (2007); Globe Sav. Bank. FSB v. United States, 65 Fed. Cl. 330, 345 (2005); Bank of Am., FSB v. United States, 67 Fed. Cl. 577, 584-85 (2005), affd, 495 F.3d 1366 (Fed. Cir. 2007); Commercial Fed. Bank, FSB v. United States, 59 Fed. Cl. 338, 344 (2004). The determination of the existence of lost profits and the calculation of the amount are questions of fact. Cal. Fed. Bank, FSB v. United States, 245 F.3d 1342, 1350 (Fed. Cir. 2001).
     The non-breaching party has a duty to mitigate damages. See Midwest Indus. Painting of Fla., Inc. v. United States, 4 Cl. Ct. 124, 133 (1983) (holding injured party must take reasonable steps to avoid incurring damage as a result of the breach); Restatement (Second) of Contracts § 350 (1981) (“[D]amages are not recoverable for loss that the injured party could have avoided without undue risk, burden, or humiliation.”). In Winstar cases, the plaintiff has a duty to mitigate damages by raising replacement capital. Bank United of Tex., FSB v. United States, 50 Fed. Cl. 645, 662 (2001) aff’d in part, 80 Fed. Appx. 663 (Fed. Cir. 2003) (unpublished).
     B. Sterling’s Lost Profits Model
     Plaintiff’s expert, Dr. Paul Horvitz, developed Sterling’s lost profits model covering the period 1989 through 2006. By opening its doors when it did in April 1983, Sterling was not saddled with low interest home mortgages made in the 1960s and 1970s. Sterling was in a superior position relative to other thrifts because it did not suffer the effects of high interest rates from the early 1980s. Sterling’s loans in 1983 and thereafter generated returns in excess of the costs of deposits. (Horvitz, Tr. 2032-33; PDX 538). Moreover, Sterling operated in the Pacific Northwest where the economy was strong. Sterling’s deposits, assets, and profits grew each fiscal year from 1983 through June 30, 1989. (Horvitz, Tr. 2036; PDX 539). Dr. Horvitz rightly presumed that Sterling was a high performing institution, due to its superior management and its solid growth strategy. (Horvitz, Tr. 2041-45, 2055).
     The starting point in Dr. Horvitz’s analysis is to calculate the amount of regulatory capital that Sterling would have possessed if the Government had not breached the Lewis Federal and Tri-Cities assistance agreements. (Horvitz, Tr. 2090-92, 2516-17). He begins with a negative $12.581 million, consisting of negative $2.273 million in Sterling’s actual reported core capital as of December 31, 1989, and negative $10.308 million in actual qualifying supervisory goodwill. (Horvitz, Tr. 2090-92; PDX 548). Dr. Horvitz uses negative $12.581 million as the place where Sterling would be if no goodwill were allowed. (Horvitz, Tr. 2092). He then adds $15.557 million, the amount of disallowed capital from the Lewis Federal and Tri-Cities acquisitions as of December 31, 1989. (Horvitz, Tr. 2091; PDX 548). To that number, Dr. Horvitz adds $10.421 million in Central Evergreen supervisory goodwill that he believes should be counted toward core capital, and $5.6 million in other qualifying Central Evergreen intangibles. Dr. Horvitz also adds $10.5 million in capital that he believes would have been raised in the cancelled 1989 public offering. Id. Using these calculations, Dr. Horvitz arrives at the core capital of Sterling, absent the breach, of $28.786 million as of December 31, 1989. (Horvitz, Tr. 2091-94; PX 454, Exh. 6, Tables 2a, 3a, 3c, 4a, 4b, 4c, 5; PDX 548).
     Defendant argues through the testimony of its experts, Mr. Barefoot Bankhead and Mr. Joe Hargett, that Sterling would not have been capital compliant in 1990 absent the breach. Under FIRREA’s implementing regulations, Sterling could only have included supervisory goodwill as core capital an amount up to 1.5 percent of asset size in 1990. 12 C.F.R. § 567.5 (1990). Sterling’s asset size in 1990 was $694 million, and thus it could include $10.421 million (1.5 percent) in core capital. (Bankhead, Tr. 3320-21; DDX 2009). Mr. Bankhead testified that the inclusion of the contractual goodwill of $ 15.557 million from the Lewis Federal and Tri-Cities acquisitions alone would exceed the 1.5 percent limitation, and thus Sterling should not be permitted to include any of the non-contractual Central Evergreen goodwill as core capital. (Bankhead, Tr. 3323-26; DDX 2011). Without the Central Evergreen goodwill as core capital, Defendant asserts that the Government’s breach did not cause Sterling to become capital deficient. Mr. Hargett concurred with Mr. Bankhead’s position. (Hargett, Tr. 3414, 3431; DDX 2505).
     The problem with Defendant’s argument is that it relies on a 1.5 percent restriction in the breaching statute, FIRREA, as a means of denying recovery to Sterling for the breach. By first using the contractual goodwill of $15.557 million to fill the 1.5 percent goodwill allowance, Defendant would deny Sterling any use at all of the Central Evergreen goodwill. (James, Tr. 2866-67, 2870-71). The purpose of the lost profits model is to determine what Sterling’s core capital would have been absent the breach. If the Lewis Federal and Tri-Cities transactions had not occurred, Sterling could have counted the non-contractual Central Evergreen goodwill in 1990 up to $10.421 million. The Court finds it unreasonable to subject Sterling to the 1.5 percent allowance in a way that eliminates any use of the Central Evergreen goodwill. In effect, Mr. Bankhead’s method penalizes Sterling for having a mix of contractual and non-contractual goodwill. The more reasonable approach is to allow the non-contractual goodwill first, up to $10.421 million (1.5 percent), and then to add the contractual goodwill of $15.557 million without any restriction from the breaching statute.5

[5]	If the Government had breached the Central Evergreen agreement, Sterling could have counted all of the supervisory goodwill from that transaction as core capital, not just $10.421 million (1.5 percent). Sterling should at least be permitted to count $10.421 million as core capital, and should not be penalized by subjecting the Lewis Federal and Tri-Cities goodwill to the 1.5 percent limitation.

     Absent the breach, the Court also finds that Sterling likely would have gone forward with its 1989 public offering to raise additional capital. Therefore, it is reasonable for Dr. Horvitz to include $10.5 million as regulatory capital in his analysis. The Court concludes that Sterling would have been capital compliant absent the breach, and that the Government through passage of FIRREA caused Sterling to be capital deficient.
     With $28.786 million in core capital absent the Government’s breach, Dr. Horvitz then assumes that the additional capital would have enabled Sterling to acquire additional assets. He determined the hypothetical asset size of Sterling on an annual basis, absent the breach. (Horvitz, Tr. 2517; PX 454, Exh. 6, Table 5; PDX 559; PDX 564). In measuring the hypothetical asset size of Sterling, Dr. Horvitz used two constraints: a capital constraint, and a growth constraint. (Horvitz, Tr. 2517-20; PX 454, Exh. 6, Table 5; PDX 564).
     For 1989 to 1991, Dr. Horvitz used a 4.0 percent capital ratio constraint based upon Sterling’s 1989 business plan. After 1991, he increased the capital ratio constraint to 5.5 percent to be consistent with changes in Sterling’s actual core capital ratio. (Horvitz, Tr. 2517; PDX 564). For a growth constraint, Dr. Horvitz does not allow Sterling to grow faster than the actual internal rate of the bank. (Horvitz, Tr. 2519-20; PX 454, Exh. 6, Table 1; PDX 564; PDX 566; PDX 568). The assumed internal growth rate does not include any mergers or acquisitions. (Horvitz, Tr. 2520).
     Dr. Horvitz then adopts as the annual hypothetical asset size of Sterling whichever of the two growth constraints produces the smaller bank. (Horvitz, Tr. 2521-22; PX 454, Exh. 6, Table 5, col. A, B, C). The resulting yearly foregone assets range from a low of $11.4 million in 1989 to a high of $427.2 million in 1997. (PX 454, Exh. 6, Table 1, col. C; PDX 573). These are the additional assets that, according to Dr. Horvitz, Sterling would have possessed absent the Government’s breach. (Horvitz, Tr. 2522).
     Next, Dr. Horvitz calculates a return on Sterling’s foregone assets. For this element, Dr. Horvitz has used the same rate of return on the foregone assets that Sterling earned on its actual assets to calculate lost profits. Dr. Horvitz chose this approach to avoid having to project or forecast what Sterling might have earned absent the breach. (Horvitz, Tr. 2527-28; PX 454, Exh. 6, Table 1, col. D; PDX 576, col. D). Multiplying the actual rate of return each year times the foregone assets for that year, Dr. Horvitz calculated total lost profits of $58.164 million for 1989 through 2006. (Horvitz, Tr. 2530-31; PX 454, Exh. 6, Table 1, col. E; PDX 576).

     C. Flaws in Sterling’s Lost Profits Model
     Defendant has identified a number of flaws in Dr. Horvitz’s lost profits model, many of which the Court concludes are well taken. Each of these flaws is described below.
          1. Failure to Account for Sterling’s Mitigation
     Dr. Horvitz’s lost profits model is premised on the assumption that Sterling never replaced any of the $15.557 million in Lewis Federal and Tri-Cities goodwill eliminated by the passage of FIRREA. He calculates lost profits for seventeen years, from 1989 through 2006, as if Sterling was unable to regain any of the lost capital during this period. This premise is incorrect, because Sterling did replace the lost goodwill through its 1991 public offering, where Sterling raised $23 million, consisting of $21 million in new capital, and $2.1 million by converting from preferred to common stock. (Gilkey, Tr. 583-85; Welch, Tr. 1611-12; Bajaj,Tr. 4139-40; DDX 3508; PX 84 at 18,28, 39; PX 310 at 4). This public offering enabled Sterling to exceed all of FIRREA’s minimum capital requirements. (Bajaj, Tr. 4141; DDX 3509). Moreover, Sterling raised well over $500 million in capital between 1991 and 2006. It defies logic to assert that none of this capital mitigated the loss of $15.557 million in goodwill due to FIRREA. See LaSalle Talman Bank, FSB v. United States, 317 F.3d 1363, 1371-72 (Fed. Cir. 2003) (finding thrift’s recapitalization replaced the lost goodwill and mitigated damages); Bank United, 50 Fed. Cl. at 654 (rejecting lost profits model in part for failure to recognize that plaintiff had mitigated damages by replacing capital); Restatement (Second) of Contracts, § 350, cmt. b (1981) (stating party cannot recover damages for loss that could have been avoided by reasonable efforts).
     Dr. Horvitz’s model also fails to account for the injunctive relief that Sterling obtained on May 29, 1990 in the U.S. District Court for the Eastern District of Washington. Sterling Sav. Ass’n v. Ryan, 751 F. Supp. 871 (E.D.Wash. 1990), rev’d, 959 F.2d 241 (9thCir. 1992) (unpublished table decision). The District Court enjoined the OTS and the FDIC from taking any action that was inconsistent with Sterling’s assistance agreements relating to the Lewis Federal, Tri-Cities and Central Evergreen acquisitions. 751 F. Supp. at 881-82. The injunction remained in effect for nearly two years, from May 29, 1990 until April 14, 1992, after Sterling had replaced the lost goodwill. Although the Court has found that subsequent regulator conduct arguably violated the injunction, Sterling benefitted from the injunction because the District Court’s relief at least softened FIRREA’s blow. Moreover, Sterling decided against seeking further relief from the District Court. (Byrne, Tr. 1830-31). The injunction had the effect of mitigating Sterling’s damages to some extent, but Dr. Horvitz has not considered the injunction in any respect.

     Sterling argues that the “lost volume seller” doctrine applies to this case, and defeats Defendant’s mitigation of damages defense. See R.E. Chem. Corp. v. Diasonics, Inc., 826 F.2d 678, 684-85 (7th Cir. 1987); Precision Pine & Timber, Inc. v. United States, 72 Fed. Cl. 460, 497 (2006). The elements of a “lost volume seller” claim are: (1) the injured party possessed the capacity to make additional sales; (2) the injured party would have realized profit in making the additional sales; and (3) the injured party probably would have made additional sales absent the breach. Diasonics, 826 F.2d at 685. Our Court has held that the injured party also must show that the profits on the additional sales would have been at least equivalent to the profits earned on actual sales. Precision Pine & Timber, 72 Fed. Cl. at 497.
     Essentially, Sterling asserts that a mitigation of damages defense should not apply to a fast growing thrift, because the replacement of lost capital alone would not have made Sterling whole after the Government’s breach. Sterling contends instead that it would have leveraged the capital to earn even more profits in the future, at the same rate of return that it actually realized on other assets. As a “lost volume seller,” Sterling says that it will never reach the size that it would have achieved absent the breach, and that there is no limit on Sterling’s ability to earn profits with the capital it might have had.
     The facts of this case, however, do not support Sterling’s “lost volume seller” argument. Due to the effects of competition and the inability to acquire additional profitable assets, Sterling frequently failed to meet its budgeted growth targets, while having sufficient capital that could have been used. The Court does not accept the outcome of Dr. Horvitz’s lost profits model that every additional dollar of capital to Sterling yields four dollars of additional profit. Defendant’s expert, Dr. Bajaj, rightly observed, if that were true, “people would be knocking on Sterling’s doors to give it all the capital in the world.” (Bajaj, Tr. 4147). Moreover, the “lost volume seller” doctrine typically is applied to a seller of goods, not to a provider of banking services, and it has not been applied in a Winstar case. The Court therefore rejects Sterling’s “lost volume seller” argument as unsupported.
          2. No Evidence of Sterling’s Lost Opportunities
     Underlying any lost profits claim is an assumption that the injured party had profitable opportunities that it could have pursued, but that it was prevented from doing so because of the Government’s breach. In the Court’s ample record, there is no evidence that Sterling passed up any profitable opportunity due to the breach.
     Throughout its history, Sterling has been active in acquiring other thrifts. Its business strategy consistently has been to achieve growth through acquisitions and internal expansion, in approximately equal proportions. (Gilkey, Tr. 83). Sterling has acquired approximately twenty other thrifts since 1983. (Gilkey, Tr. 398-99; PDX 503). Yet, Sterling has not

identified a single potential acquisition that it was unable to consummate because of a lack of capital. (Barnett, Tr. 1220-24). Sterling contended that, absent the breach, it would have been in a better position to compete for the sale of thrifts or branches by the Resolution Trust Corporation (“RTC”), but this contention also is speculative. There is no evidence of any specific RTC sale that Sterling lost due to a shortage of capital. Defendant’s expert, Dr. Hamm, focused upon this issue at trial, testifying persuasively that thrift acquisitions are difficult to accomplish, and often involve the payment of cash premiums as part of the transaction. (Hamm, Tr. 3803-07). Dr. Horvitz testified that he did not include any hypothetical mergers or acquisitions in his internal growth constraint (Horvitz, Tr. 2520), but they would be included potentially in the capital ratio constraint. However, the specifics of any lost acquisition simply lack a factual basis. The absence of any business records showing a lost opportunity is evidence that such occurrences do not exist. Fed. R. Evid. 803(7); see also Kaiser Aluminum & Chem. Corp. v. 111. Cent. Gulf, 615 F.2d 470, 476 (8th Cir. 1980).
     The existence of any lost profitable opportunities also is undermined because the holding company, SFC, raised significant amounts in new capital, but failed to distribute all of that money to Sterling. (Byrne, Tr. 1743-55, 1760-63). Sterling’s investors formed SFC, among other reasons, to raise and distribute capital to Sterling. (Byrne, Tr. 1743). SFC’s decision not to distribute to Sterling all of the capital it raised supports Defendant’s contention that Sterling simply did not have additional profitable opportunities. Thus, the existence of any lost opportunities because of the Government’s breach is speculative.
          3. Lack of Reasonable Certainty
     The damages arising from Sterling’s lost profits model are not reasonably certain. Essentially, Dr. Horvitz has assumed that identified amounts totaling $28.786 million would have been added to Sterling’s capital, and that Sterling would have been able to leverage those amounts to produce more profits. Our Court has held that “[i]n order for [a lost profits] claim to satisfy the reasonable certainty standard, the proof relied upon must be rooted in fact.” Castle v. United States, 48 Fed. Cl. 187, 206 (2000), aff’d, 301 F.3d 1328, 1338(Fed. Cir. 2002).
     In this case, Dr. Horvitz has assumed that Sterling, absent the breach, would obtain profitable incremental assets, but he has failed to identify what any of those assets would have been. Our Court has rejected such claims on multiple occasions where the plaintiff made a general allegation of lost profits, but did not pinpoint the identity of any of the lost profitable opportunities. See, e.g., Am. Fed. Bank, FSB v. United States, 68 Fed. Cl. 346, 358 (2005); Citizens Fin. Servs., FSB v. United States, 64 Fed. Cl. 498, 514 (2005), aff’d, 170 Fed. Appx. 129 (Fed. Cir. 2006) (unpublished); LaSalle Talman Bank, FSB v. United States, 64 Fed. Cl. 90, 101-04 (2005), aff’d, 462 F.3d 1331 (Fed. Cir. 2006); Standard Fed.

Bank v. United States, 62 Fed. Cl. 265, 279-81 (2004); Columbia First Bank. FSB v. United States. 60 Fed. Cl. 97, 115 (2004); Southern Cal. Fed. Sav. & Loan Ass’n v. United States, 57 Fed. Cl. 598 (2003), aff’d in part, rev’d in part. & remanded. 422 F.3d 1319 (Fed. Cir. 2005) (“SoCal”); Southern Nat’l Corp. v. United States, 57 Fed. Cl. 294, 304-06 (2003); Fifth Third Bank of W. Ohio v. United States, 55 Fed. Cl. 223, 241-42 (2003).
     Instead of identifying specific assets that Sterling would have added, absent the breach, Dr. Horvitz presumes that Sterling would have acquired the same asset mix each year that Sterling already possessed. (Horvitz, Tr. 2616-19). Dr. Horvitz tacitly conceded Defendant’s criticism in testifying that “I’ll agree that there are a million things you [could] say that the model doesn’t include.” (Horvitz, Tr. 2618). He assumes that Sterling would have employed its hypothetical assets to increase Sterling’s asset base up to $427 million larger than the level it actually maintained. (Horvitz, Tr. 2620-21; Hamm, Tr. 3537-38; PX 454, Exh. 6, Table 1; PDX 573, col. C). He also concludes that these hypothetical assets would have produced the same rate of return as Sterling’s actual assets, resulting in $58.164 million in incremental earnings. (Horvitz, Tr. 2039, 2129-30; PX 454, Exh. 6, Table 1).
     Dr. Horvitz did not consider a number of important factors in forecasting Sterling’s lost profits. He did not consider the type of assets and liabilities to be added, the source of the added assets and liabilities, how the added assets and liabilities would have been acquired, the risk rating of the assets, the duration of the added assets and liabilities, the yield of the added assets, or the cost of the added liabilities. (Hamm, Tr. 3560-61; DDX 3007). The failure to consider these fundamental factors renders Dr. Horvitz’s model invalid as a matter of law for lack of reasonable certainty. Citizens Fin., 64 Fed. Cl. at 513-14 (where Dr. Horvitz provided the same type of lost profits model, the Court ruled that “absent proof of specific investments that would have been held in the world absent FIRREA, a lost profits claim is too speculative.”); Fifth Third Bank, 55 Fed. Cl. at 241 (rejecting on summary judgment a lost profits model nearly identical to Sterling’s because the expert failed to identify the investments or opportunities foregone by the thrift).
          4. Failure to Apply the Law of Diminishing Returns
     As noted above, Dr. Horvitz assumed in his lost profits model that Sterling’s additional assets, absent the breach, would have been the same asset mix and achieved the same profitability as Sterling’s actual asset mix and profitability each year. (Horvitz, Tr. 2616-19). The evidence undermines Dr. Horvitz’s assumptions, suggesting that he should have applied the law of diminishing returns. (Bajaj, Tr. 4007-13). The law of diminishing returns provides that thrifts will borrow their least expensive funds first, and when that source of funds is exhausted, they will move to a more expensive source, and when the more expensive source is exhausted, they will move to an even more expensive source. (Horvitz,

Tr. 2633-35). With regard to assets, thrifts will invest in the most profitable assets first, and then move to the less profitable assets. Id.
     Mr. Gilkey testified that Sterling obtained the best assets first, and that there was no guarantee of later acquired assets performing as well as the first acquired assets. (Gilkey, Tr. 489-90). Dr. Horvitz agreed that the existence of liabilities ranging in cost from one percent to six percent demonstrated Sterling’s inability to find lower-cost liabilities to fund its balance sheet. (Horvitz, Tr. 2649-58; PX 95 at 34). He also agreed that, over time, all banks move to increasingly more costly sources of funding for their balance sheets. (Horvitz, Tr. 2667-68).
     The evidence shows that Sterling supplemented its loans with investments in mortgage backed securities (“MBS”), typically yielding less return than most of its loans. (Horvitz, Tr. 2647-48). As thrifts resort to less desirable assets and liabilities, such as MBS and Federal Home Loan Bank (“FHLB”) advances, the spread between the cost of liabilities and the return on assets decreases. (Horvitz, Tr. 2654-58). A thrift will reach the point where further investments no longer are justified when the risks of the investment exceed the expected return. Id.   The existence of wholesale assets and liabilities, such as MBS and FHLB advances, on Sterling’s balance sheet demonstrates that Sterling was unable to fill its portfolio with higher yielding assets and lower cost liabilities. (Hamm, Tr. 3772-78; DDX 3012; DDX 3013). Sterling acknowledged that it faced formidable competition from larger banks in acquiring profitable assets. Dr. Horvitz did not account for these facts in his lost profits model.
     In Southern National, our Court rejected a lost profits model that failed to account for competition from other banks, stating that the plaintiffs’ expert “did not believe that competition from other banks ‘would have [made] a substantial difference’ in the way First Federal obtained additional assets, so his lost profits calculation does not take competition into account.” 57 Fed. Cl. at 305. In rejecting the plaintiffs’ lost profits theory, the Court explained:
Plaintiffs’ counsel at oral argument presented the novel theory that First Federal’s presence as a “small player in a very, very large and liquid market” obviated the need for [its expert] to account for competition in his lost profits calculation. Plaintiffs have offered no evidence to support this theory, and the court does not credit it, either as a matter of fact or of common sense.
Id. at 305 n.ll. Like the expert in Southern National, Dr. Horvitz did not consider the effects of competition in his analysis. (Horvitz, Tr. 2040).

     The assumption that incremental assets earn at the same rate as actual assets has been rejected in two other Winstar cases where Dr. Horvitz presented a lost profits model. See Citizens Fin., 64 Fed. Cl. at 511-12 (rejecting lost profits model for failure to recognize that returns on incremental assets cannot emulate returns on existing assets); SoCal, 57 Fed. Cl. at 625-27 (rejecting lost profits model because of assumption that the thrift would have acquired assets and liabilities absent the breach, but without establishing that the assets or liabilities were available or that profits would have been realized on the incremental assets). These flaws also exist here, and are fatal to Sterling’s lost profits claim.
     Other evidence confirms that Sterling could not have added incremental assets at the same rate of return as Sterling’s actual assets. Sterling failed to meet its budgeted level of assets in 1995 through 2000, except for 1998. During those same years and beyond, Sterling continually held excess capital. Thus, any constraint on Sterling’s growth was not the result of a capital shortage. The Court can only conclude that additional profitable opportunities at acceptable risk levels simply were unavailable. (Hamm, Tr. 3842-44).
          5. Improper Use of Wounded Bank Damages to Generate Lost Profits
     Dr. Horvitz has made adjustments to his lost profits model to account for the $4.556 million in alleged wounded bank damages. (Horvitz, Tr. 2127-28; PX 454, Exh. 6, Table 3d). In essence, Dr. Horvitz has assumed that these wounded bank costs would have been avoided by Sterling absent the Government’s breach, and thus should be considered as additional capital. (Bajaj, Tr. 4114-15). Thus, not only does Sterling seek recovery of the wounded bank losses that it says were caused by the breach, Sterling treats the avoided costs as additional capital to produce more lost profits. In fact, the $4.556 million in wounded bank damages, when included in the lost profits model, results in $30.011 million in lost profits, or over one-half of Sterling’s lost profits claim. (Bajaj, Tr. 4114-16; DX 3546; DX 3577). As Defendant notes, such a calculation is an extreme form of prejudgment interest on the wounded bank damages, which is barred as a matter of law. See 28 U.S.C. § 2516(a); see also Library of Cong. v. Shaw, 478 U.S. 310, 317 (1986); Dist. of Columbia v. United States, 67 Fed. Cl. 292, 341 (2005) (“[N]o matter what term plaintiff uses, compensation for the belated receipt of money violates the no-interest rule absent an express statutory waiver of sovereign immunity from liability for interest.”).
     Moreover, as addressed below, the Court has concluded that Sterling may only recover $154,646 of its wounded bank claims. Thus, it would be improper to treat all of the claimed damages as avoided costs absent the breach, and to include them in the lost profits model.

          6. Manipulation of Assumed Capital Ratios to Increase Lost Profits
     Prior to the Court’s 2006 ruling that the Government did not breach the Central Evergreen agreement, Sterling Sav. Ass’n v. United States, 72 Fed. Cl. 404 (2006), Dr. Horvitz had estimated Sterling’s lost profits claim at approximately $80 million. Dr. Horvitz based that estimate in part on the assumption that, absent the breach, Sterling would have maintained regulatory capital at levels projected in its pre-breach business plan, to which he believed Sterling was contractually bound. (Horvitz, Tr. 2772-74). The business plan required Sterling to maintain minimum capital ratios of 4.16 percent, 4.15 percent, and 4.24 percent respectively for the years ending December 1989, June 1990, and June 1991. (PX 196 at 1135-37; Hamm, Tr. 3579).
     After the Court’s 2006 ruling, Dr. Horvitz amended his lost profits model slightly by reducing Sterling’s minimum capital ratios to 4.0 percent for the years ending December 1989, June 1990, and June 1991. (PX 454, Exh. 6, table 3a, col. A; Hamm, Tr. 3577). Although the change in the ratios appears slight, it greatly increases damages in the lost profits model because, when added to Sterling’s books for 1989, 1990, and 1991, the additional amounts have a large cumulative effect on profitability. (Hamm, Tr. 3583-84). The slight decrease in the capital ratios increases Dr. Horvitz’s lost profits estimate from $34.265 million to $58.1 million. (Hamm, Tr. 3582-83, 3754-55; Horvitz, Tr. 2530-31, 2763, 2774).
     Dr. Horvitz’s explanation for the decrease, that a thrift would have maintained less regulatory capital, not more, in a stringent regulatory environment, is not credible. (Horvitz, Tr. 2774-76). The only apparent reason for the change is to inflate the amount of Sterling’s claim. This “adjustment” to the lost profits model, along with the inclusion of wounded bank damages in the model, discussed above, serve only to demonstrate how speculative Sterling’s lost profits claim is. These elements of the lost profits model add significantly to Sterling’s claim, but are completely lacking in any factual predicate.
     D. Sterling’s Hypothetical “Mitigation” Damages Theory
     At trial, Sterling’s expert, Dr. Christopher James, presented a “mitigation” damages theory as an alternative to Dr. Horvitz’s lost profits model. Dr. James’s theory purports to measure the costs to Sterling of replacing the contractual goodwill eliminated by FIRREA. (James, Tr. 2871-2977). His analysis consists of applying a lost profits calculation until the capital eliminated by the breach is replaced, and then determining the cost of the replacement capital raised by Sterling through 2025. (James, Tr. 2873-74; PDX 645). Dr. James also includes transaction costs and wounded bank costs in his calculation. (James, Tr. 2874, 2877-78; PDX 645).

     Dr. James’s mitigation theory acknowledges that Sterling raised approximately $21 million of regulatory capital in the form of common stock, and converted $2.1 million of Series B preferred stock to common stock, in November 1991. (James, Tr. 2884-85; PDX 647A). After raising this capital in 1991, Sterling achieved compliance with all of FIRREA ‘s capital requirements, and did not thereafter fall out of compliance. (Bajaj, Tr. 4140-41; PX 84 at 3079; DDX 3508; DDX 3509).
     Dr. James assumes, however, that Sterling did not fully replace its capital until 1993, when SFC raised an additional $17.25 million and distributed $12.9 million to Sterling in exchange for preferred stock. (James, Tr. 2911-12; PX 86 at 3142; PDX 659). To support this assumption, Dr. James contends that $12 million of the $23 million in capital raised in November 1991 should be ignored because Sterling had unsuccessfully attempted to raise that amount of capital in 1989. (James, Tr. 2891-93, 2909-10; PDX 658). He also allocates a portion of the 1991 proceeds to replace the non-contractual Central Evergreen goodwill. (James, Tr. 2910; PDX 658). Dr. James thus concludes that Sterling replaced $7.5 million in contractual goodwill in its 1991 public offering, and the remaining amount in 1993, when it issued preferred stock to SFC at a dividend coupon rate of 10.75 percent. (Bajaj, Tr. 4017, 4031,4058-59; PDX 658; PDX 659). He estimates the cost of replacement at $9.115 million. (James, Tr. 2929-30; PDX 668). Dr. James also contends that Sterling lost $4.137 million before mitigation (PDX 653), and he includes $4.556 million in wounded bank damages (PX 457). After adding agreed transaction costs of $900,204, Dr. James arrives at a total of $ 18.708 million. Id. He also presented an alternate theory at trial, assuming that all capital replacement occurred in November 1991, which reduces mitigation damages to $16.3 million. (James, Tr. 2945, 2952-60; PDX 678A; PDX 680).
     The Court does not accept Dr. James’s theory. Sterling’s securities filing, where Sterling disclosed all costs of its 1991 public offering, shows transaction costs of 61 cents per share. (Bajaj, Tr. 4099-102; DX 913 at 1). At the share price of the offering, $8.25, Sterling needed to sell approximately 1.5 million shares to replace the goodwill. Id. At 61 cents per share, Sterling incurred just in excess of $900,000 to replace the contractual goodwill, the amount for which Defendant has acknowledged liability. In contrast, Dr. James’s model assumes estimated costs of $9.1 million to replace the contractual goodwill, an estimate that simply is not credible. See Bank United of Tex., FSB v. United States, 50 Fed. Cl. 645,655-56 (2001) (noting model that generated estimated costs of substitute capital of even fifty cents on the dollar was “absurd on its face.”).
     Dr. James’s theory also rests upon a hypothetical capital replacement cost rather than the actual costs that Sterling incurred. Dr. James assumed a preferred stock issuance where Sterling would pay dividends, but he agreed at trial that Sterling did not pay any dividends on the common stock issued to raise capital in November 1991. (James, Tr. 3054; Bajaj, Tr.

4021). Treating the assumed payment of dividends on preferred stock as a replacement cost is at odds with Sterling’s actual experience of not paying dividends on the 1991 common stock. See Granite Mgmt. Corp. v. United States, 58 Fed. Cl. 766, 778-79 (2003), aff’d in part and remanded in part on other grounds, 416 F.3d 1373 (Fed. Cir. 2005) (rejecting cost of replacement model inconsistent with the manner in which thrift actually replaced its supervisory goodwill); see also Citizens Fin. Servs., FSB v. United States, 57 Fed. Cl. 64,71-72 (2003) (rejecting a hypothetical replacement cost model where the thrift in fact pursued another strategy).
     Finally, the Court does not accept Dr. James’s premise that Sterling’s 1993 public offering was in part to replace the capital lost through FIRREA. The prospectus for that offering stated that, as of September 30, 1992, Sterling already “exceeded all regulatory requirements, including requirements . . . scheduled to be phased in through December 31, 1994.” (PX 316 at 10). Consistent with this statement, Mr. Gilkey acknowledged that the 1991 offering had resulted in Sterling’s recapitalization. (Gilkey, Tr. 583).
     The Court also rejects Dr. James’s lost profits estimate for the same reasons as it rejected Dr. Horvitz’s model. The Court does not need to address Sterling’s “tax gross up” claim on its cost of replacement damages because the underlying claim is denied.
     E. Sterling’s Wounded Bank Claims
     Based upon the evidence described in the Findings of Fact, the Court determines that, of $4.556 million in wounded bank claims, Sterling is entitled to recovery of $154,646. This amount is attributable to the premium charges that Sterling paid in regulatory supervision costs when the OTS considered Sterling to be a troubled thrift. The Court has concluded that, absent the breach, Sterling was not a troubled thrift, and would not have been required to pay the premium charges. The other wounded bank claims are denied.
     Following trial, Sterling withdrew its claim for additional litigation and accounting costs, totaling $304,006. Similarly, Sterling failed to present any damages evidence supporting its claim for $1.8 million in losses relating to the acquisition of the Great American Savings Bank branches. The Court will not consider these claims further.
     With regard to the cancelled 1989 public offering, our Court previously has ruled that Sterling did not obtain a contractual right to pay dividends upon a public offering of preferred stock when it entered into the Central Evergreen agreement. Sterling, 53 Fed. Cl. at 615. That ruling aside, and as noted at the outset, this public offering likely would have gone forward in 1989 absent the Government’s breach. If not for FIRREA, Sterling would have had ample capital to justify the payment of dividends, and may not have even needed the regulators’ approval to proceed with the offering. Conversely, the regulators may well have acted in accordance with their standard practice and procedures in refusing to authorize Sterling to pay dividends. The major hurdle, however, is that Sterling has not presented its $1,004,383 claim with reasonable certainty.
     Defendant demonstrated at trial that some of the cost entries included in this claim had nothing to do with the 1989 public offering. For example, some of the claimed costs were April 1990 charges from Sterling’s law firm relating to “review records for possible litigation” and “draft complaint regarding potential action against OTS.” (PX 338 at 3391). Other entries are for “review of FIRREA statute” and “review complaint.” Id. at 3392. These charges most likely relate to the preparation of Sterling’s TRO action in District Court. Other claimed charges from a February 1990 law firm invoice relate to “work on Annual Report” and “review draft of Form 10K.” Id. at 3396. Other included costs from the same invoice relate to a “letter of intent on Lincoln Building.” Id. at 3398. Similarly, the Coopers & Lybrand invoices included in the claim contain entries completely unrelated to the 1989 public offering, such as the Central Evergreen acquisition and the annual audit of Sterling’s consolidated financial statements. Id. at 3410-17. When confronted with these apparent claim errors, Sterling’s Mr. Byrne was not particularly forthcoming in acknowledging the errors. (Byrne, Tr. 1903-15). While charges relating to the 1989 public offering are included in the supporting exhibit, it is not possible for the Court to determine what those charges are. Sterling did not attempt to correct the errors or submit an amended claim. Accordingly, the Court must deny the claim for lack of reasonable certainty. Sterling has not met its burden to show what the recoverable damages may be.
     With respect to losses on the “CJ-4” loan, the Court finds that the claimed costs of $ 1,240,610 were not proximately caused by the passage of FIRREA. Of greatest significance is that Sterling’s Loan Committee authorized the commencement of foreclosure proceedings against this loan on November 24, 1989 (DX 389), prior to the effective date of FIRREA’s regulations. The OTS’s restriction on loans to one borrower was not in effect until March 9, 1990 (PX 266), well after Sterling authorized foreclosure proceedings.
     The claim for increased regulatory supervision costs, $171,977.33, is allowed in part. Defendant demonstrated that one of the eight assessments was the same for all thrifts, and thus the alleged premium portion of that assessment is denied. The Court grants Sterling recovery of $154,646 for this claim, representing charges that Sterling would not have incurred absent the breach.

Conclusion
     Based upon the foregoing, the Court awards damages to Plaintiff of $1,054,850, consisting of $900,204 in transaction costs that Sterling incurred in 1991 to replace the goodwill eliminated by FIRREA, and $154,646 in regulatory supervision costs for being considered a troubled thrift. The Clerk shall enter judgment for Plaintiff in the amount stated. The Court dismisses with prejudice the taking of property claims asserted by Sterling. No costs are awarded to either party.
     IT IS SO ORDERED.

/s/ Thomas C. Wheeler
THOMAS C. WHEELER
Judge